Selecta Biosciences Announces Important Additions to Senior Leadership Team

•	Dr. John Leaman Named Chief Financial Officer and Head of Corporate Strategy

•	Stephen Smolinski Appointed Chief Commercial Officer

Watertown, Mass., October 26, 2017 - Selecta Biosciences, Inc. (NASDAQ: SELB), a clinical-stage biopharmaceutical company focused on unlocking the full potential of biologic therapies by avoiding unwanted immune responses, today announced two additions to its management team with the appointment of John Leaman, M.D., as the company’s new Chief Financial Officer and Head of Corporate Strategy, and the addition of Stephen Smolinski to the newly created role of Chief Commercial Officer.

“Selecta is advancing its first product candidate toward a pivotal Phase 3 program, has several others in development and sees much broader potential for its anti-drug antibody mitigation technology platform,” said Dr. Cautreels. “Now is an opportune time to add John and Stephen to Selecta’s leadership team. In addition to his medical background, John brings to us more than 15 years of financial, operational and strategic experience within the life sciences field. Stephen, meanwhile, adds tremendous commercial expertise and an intimate knowledge of the immunology and rheumatology spaces. We expect that they will be instrumental contributors to Selecta’s continued growth and progress.”

Dr. Leaman most recently served as Head of Corporate Development at InfaCare Pharmaceutical Corp., a specialty pharmaceutical company that was recently acquired by Mallinckrodt plc. Prior to this, he was Chief Financial Officer of Medgenics, Inc., a publicly traded biotechnology company. He also previously held senior roles at Shire plc and Devon Park Bioventures, a venture capital fund targeting investments in therapeutics companies. Dr. Leaman brings to Selecta extensive licensing, merger and acquisition experience and began his career serving a range of life sciences companies as an Associate Principal at McKinsey & Company. He received an M.D. from the Perelman School of Medicine at the University of Pennsylvania, an M.B.A. from the Wharton School at the University of Pennsylvania, a B.A. in psychology, philosophy and physiology from Oriel College, University of Oxford while completing a Rhodes Scholarship, and a B.S. in biology from Elizabethtown College.

Dr. Leaman assumes the CFO role from David Siewers, who is retiring and plans to remain as a consultant to the company. “On behalf of the management team and Board of Directors, I would like to thank David for his tireless commitment and invaluable contributions to Selecta. We look forward to benefitting from his continued involvement and guidance,” said Dr. Cautreels.

Mr. Smolinski will lead the development of commercial plans for Selecta’s product candidates, with an initial focus on SEL-212 for the treatment of chronic severe gout. Most recently, he served as Vice President and Head of Sanofi/Genzyme’s North American Rheumatology Business Unit, where he led the development of commercialization plans for the rheumatoid arthritis medicine KEVZARA®. Prior to this, he served as Group Vice President of Immunology & Inflammation, Global Strategic Unit at Sanofi. Mr. Smolinski previously held senior commercial roles at Roche-Genentech, Bristol-Myers Squibb, Johnson

& Johnson and Savient Pharmaceuticals, Inc. He earned a B.S. in health care administration from Oregon State University.

About Selecta Biosciences, Inc.
Selecta Biosciences, Inc. is a clinical-stage biopharmaceutical company that is focused on unlocking the full potential of biologic therapies by avoiding unwanted immune responses. Selecta plans to combine its tolerogenic Synthetic Vaccine Particles (SVP™) with a range of biologics for rare and serious diseases that require new treatment options. The company’s current proprietary pipeline includes SVP-enabled enzyme, oncology and gene therapies. SEL-212, the company’s lead candidate in Phase 2, is being developed to treat severe gout patients and resolve their debilitating symptoms, including flares and gouty arthritis. Selecta’s oncology candidate, SEL-403, leverages a potent recombinant immunotoxin (LMB-100) that is in a Phase 1 program targeting pancreatic cancer and mesothelioma. Its two proprietary gene therapy product candidates, SEL-302 and SEL-313, are being developed for rare inborn errors of metabolism and have the potential to enable repeat administration. The use of SVP is also being explored in the development of vaccines and treatments for allergies and autoimmune diseases. Selecta is based in Watertown, Massachusetts. For more information, please visit http://selectabio.com and follow @SelectaBio on Twitter.

Forward-Looking Statements
Any statements in this press release about the future expectations, plans and prospects of Selecta Biosciences, Inc. (“the company”), including without limitation, expectations regarding the potential of Selecta’s anti-drug antibody mitigation technology platform, the company’s ability to unlock the full potential of biologic therapies, the company’s plan to apply its SVP platform to a range of biologics for rare and serious diseases, the potential of SEL-212 to treat severe gout patients and resolve their debilitating symptoms, whether SEL-212 is being advanced to a Phase 3 clinical trial, the potential of the company’s two gene therapy product candidates to enable repeat administration, the potential treatment applications for products utilizing the SVP platform in areas such as gene therapy, oncology, allergies, autoimmune diseases and vaccines, statements regarding the expected contributions of employees, the company’s product candidate pipeline and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, the following: the uncertainties inherent in the initiation, completion and cost of clinical trials including their uncertain outcomes, the unproven approach of the company’s SVP technology, undesirable side effects of the company’s product candidates, its reliance on third parties to manufacture its product candidates and to conduct its clinical trials, the company’s inability to maintain its existing or future collaborations, licenses or contractual relationships, its inability to protect its proprietary technology and intellectual property, potential delays in regulatory approvals, the availability of funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements, substantial fluctuation in the price of its common stock, a significant portion of the company’s total outstanding shares have recently become eligible to be sold into the market, and other important factors discussed in the “Risk Factors” section of the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on August 11, 2017, and in other filings that the company makes with the SEC. In addition, any forward-looking statements included in this press release represent the company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contact Information:
Jason Fredette
Selecta Biosciences, Inc.
617-231-8078
jfredette@selectabio.com